Exhibit 99.1

Education Realty Trust Announces Common Stock Offering

MEMPHIS, Tenn., July 21, 2009 — Education Realty Trust, Inc. (NYSE: EDR) announced today that it plans to offer 21,000,000 shares of its common stock in an underwritten public offering. The Company also plans to grant the underwriters a 30-day option to purchase up to 3,150,000 additional shares of common stock to cover overallotments, if any. BofA Merrill Lynch, KeyBanc Capital Markets Inc. and UBS Investment Bank are serving jointly as book-running managers for the offering.

The Company intends to use the net proceeds from the offering to repay debt, including the outstanding balance under its revolving credit facility and a portion of the mortgage debt associated with the communities in its Place portfolio, and any additional net proceeds will be used for general corporate purposes.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-136147). Copies of the prospectus supplement and prospectus relating to these securities may be obtained by contacting: BofA Merrill Lynch, Attention: Prospectus Department, 4 World Financial Center,  New York, NY 10080; or KeyBanc Capital Markets Inc., 800 Superior Avenue, 17th Floor, Cleveland, OH, 44114; or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Education Realty Trust

Education Realty Trust (NYSE: EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 63 communities in 21 states with 37,152 owned and managed beds.

Safe Harbor Statement

Statements about EDR’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on EDR’s forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause EDR’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EDR’s annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com